Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269670

Prospectus Supplement

(To Prospectus Dated February 9, 2023)

$2,000,000,000 5.250% Senior Notes due 2025

$1,500,000,000 5.507% Senior Notes due 2026

$3,750,000,000 5.150% Senior Notes due 2028

$2,750,000,000 5.250% Senior Notes due 2030

$4,250,000,000 5.250% Senior Notes due 2033

$2,750,000,000 5.600% Senior Notes due 2043

$4,250,000,000 5.650% Senior Notes due 2053

$2,750,000,000 5.750% Senior Notes due 2063

We are offering $2,000,000,000 aggregate principal amount of 5.250% Senior Notes due 2025 (the “2025 notes”), $1,500,000,000 aggregate principal amount of 5.507% Senior Notes due 2026 (the “2026 notes”), $3,750,000,000 aggregate principal amount of 5.150% Senior Notes due 2028 (the “2028 notes”), $2,750,000,000 aggregate principal amount of 5.250% Senior Notes due 2030 (the “2030 notes”), $4,250,000,000 aggregate principal amount of 5.250% Senior Notes due 2033 (the “2033 notes”) $2,750,000,000 aggregate principal amount of 5.600% Senior Notes due 2043 (the “2043 notes”), $4,250,000,000 aggregate principal amount of 5.650% Senior Notes due 2053 (the “2053 notes”) and $2,750,000,000 aggregate principal amount of 5.750% Senior Notes due 2063 (the “2063 notes” and, together with the 2025 notes, 2026 notes, 2028 notes, 2030 notes, 2033 notes, 2043 notes and the 2053 notes, the “notes”).

Interest on the notes will be payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. We may redeem each series of the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement.

On December 11, 2022, we entered into a transaction agreement (the “Transaction Agreement”) pursuant to which a newly-formed private limited company wholly owned by us will acquire the entire issued and to be issued ordinary share capital of Horizon Therapeutics plc (the “Acquisition”).

We plan to use the net proceeds of this offering, together with borrowing under the Term Loan Credit Facility (as defined herein) and cash on hand to fund the Acquisition. This offering is not conditioned upon the completion of the Acquisition which, if completed, will occur subsequent to the closing of this offering. We will be required to redeem the notes of each series then outstanding, other than the 2063 notes, under the circumstances and at the redemption prices set forth in this prospectus supplement under the heading “Description of Notes—Special Mandatory Redemption.”

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-10.

	Per 2025 Note	Total	Per 2026 Note	Total	Per 2028 Note	Total	Per 2030 Note	Total	Per 2033 Note	Total	Per 2043 Note	Total	Per 2053 Note	Total	Per 2063 Note	Total
Public Offering Price(1)	99.934%	$1,998,680,000	100.000%	$1,500,000,000	99.826%	$3,743,475,000	99.769%	$2,743,647,500	99.685%	$4,236,612,500	99.441%	$2,734,627,500	99.856%	$4,243,880,000	99.072%	$2,724,480,000
Underwriting Discount	0.200%	$4,000,000	0.250%	$3,750,000	0.350%	$13,125,000	0.400%	$11,000,000	0.450%	$19,125,000	0.750%	$20,625,000	0.875%	$37,187,500	0.875%	$24,062,500
Proceeds, before expenses, to Amgen	99.734%	$1,994,680,000	99.750%	$1,496,250,000	99.476%	$3,730,350,000	99.369%	$2,732,647,500	99.235%	$4,217,487,500	98.691%	$2,714,002,500	98.981%	$4,206,692,500	98.197%	$2,700,417,500

(1)	Plus accrued interest, if any, from March 2, 2023 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, against payment in New York, New York on or about March 2, 2023.

Joint Book-Running Managers

Citigroup	BofA Securities	Goldman Sachs & Co. LLC	Mizuho
(All Notes)	(All Notes)	(All Notes)	(All Notes)

BNP PARIBAS	Credit Suisse	Deutsche Bank Securities	HSBC
(2028, 2030 Notes)	(2033, 2043, 2053, 2063 Notes)	(2033, 2043, 2053, 2063 Notes)	(2043, 2053, 2063 Notes)

MUFG	RBC Capital Markets	SMBC Nikko	Wells Fargo Securities
(2028, 2030, 2033 Notes)	(2028, 2030 Notes)	(2025, 2053 Notes)	(2025, 2033 Notes)

Co-Managers*

BNP PARIBAS	Credit Suisse	Deutsche Bank Securities	HSBC
(2025, 2026, 2033, 2043, 2053, 2063 Notes)	(2025, 2026, 2028, 2030 Notes)	(2025, 2026, 2028, 2030 Notes)	(2025, 2026, 2028, 2030, 2033 Notes)

MUFG	RBC Capital Markets	SMBC Nikko	Wells Fargo Securities
(2025, 2026, 2043, 2053, 2063 Notes)	(2025, 2026, 2033, 2043, 2053, 2063 Notes)	(2026, 2028, 2030, 2033, 2043, 2063 Notes)	(2026, 2028, 2030, 2043, 2053, 2063 Notes)

Academy Securities	AmeriVet Securities	Blaylock Van, LLC	Cabrera Capital Markets, LLC
(All Notes)	(All Notes)	(All Notes)	(All Notes)

CastleOak Securities, L.P.	Independence Point Securities LLC	Penserra Securities	R. Seelaus & Co., LLC
(All Notes)	(All Notes)	(All Notes)	(All Notes)

*Underwriters that are listed above as Joint Book-Running Managers for a particular series of Notes are not also Co-Managers for that series of Notes

The date of this prospectus supplement is February 15, 2023.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to this offering. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus we prepare or authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone other than us provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless stated otherwise or unless the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Amgen,” “we,” “us” and “our” refer to Amgen Inc., a company incorporated in Delaware, and its consolidated subsidiaries. References in this prospectus supplement to “Horizon” refer to Horizon Therapeutics plc, an Irish public limited company, and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. We maintain a website at www.amgen.com. These website addresses, and the website addresses included in any documents incorporated by reference herein, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 9, 2023;

•	Our Definitive Proxy Statement on Schedule 14A, filed on April 5, 2022; and

•	Our Current Report on Form 8-K filed on January 31, 2023 (excluding Item 2.02 thereto and related Exhibits 99.1 and 99.2).

S-ii

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and the accompanying prospectus and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-iii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus supplement and accompanying prospectus, before you decide to invest in our notes.

Amgen Inc.

We are committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

We focus on areas of high unmet medical need and leverage our expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer, we have grown to be one of the world’s leading independent biotechnology companies, have reached millions of patients around the world and are developing a pipeline of medicines with breakaway potential.

Amgen Inc. was incorporated in California in 1980 and became a Delaware corporation in 1987. We operate in one business segment: human therapeutics. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our telephone number is (805) 447-1000. Our website is located at www.amgen.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisition of Horizon Therapeutics plc

On December 12, 2022, we announced the entry into a Transaction Agreement, dated as of December 11, 2022 (the “Transaction Agreement”), among Amgen Inc., Pillartree Limited, a newly-formed private limited company wholly owned by Amgen (“Acquiror Sub”), and Horizon Therapeutics plc, an Irish public limited company (“Horizon”). Under the terms of the Transaction Agreement and pursuant to a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014 (the “Scheme”), Acquiror Sub will acquire the entire issued and to be issued ordinary share capital of Horizon (such proposed offer, the “Acquisition”) for $116.50 in cash per ordinary share, nominal value $0.0001 per share, of Horizon (the “Consideration”).

The Acquisition has been unanimously approved by each company’s board of directors. The Acquisition is subject to Horizon shareholder approval, sanction of the Scheme by the Irish High Court, regulatory approvals and other customary closing conditions, and is expected to close in the first half of 2023.

Bridge Credit Facility

On December 12, 2022 Amgen, Citibank, N.A. (“Citibank”), as administrative agent, Bank of America, N.A. (“Bank of America”), as syndication agent, and Citibank and Bank of America, as lead arrangers and book runners, entered into a Bridge Credit Agreement (as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, the “Bridge Credit Agreement”). The Bridge Credit Agreement provides for a $28.5 billion bridge credit facility (the

“Bridge Credit Facility”) that is available to finance the payment of the Consideration in connection with the Acquisition, the repayment of certain existing indebtedness of Horizon, and the payment of fees and expenses related to the Acquisition. In connection with our entry into the Term Loan Credit Agreement (as defined below) on December 22, 2022, commitments under the Bridge Credit Agreement were automatically reduced by $4.0 billion. The commitments under the Bridge Credit Facility will be further reduced by the net cash proceeds received by Amgen or its subsidiaries in connection with debt and equity issuances, including this offering, and non-ordinary course asset dispositions, with certain exceptions specified in the Bridge Credit Agreement. The commitments under the Bridge Credit Facility, unless previously terminated, terminate on the earlier of (i) the date on which the Acquisition has been completed and the other purposes of the Bridge Credit Facility have been achieved without the making of any advances under the Bridge Credit Facility, and (ii) the time after certain mandatory cancellation events occur, including the abandonment of the Acquisition.

Term Loan Credit Facility

On December 22, 2022, Amgen, Citibank, as administrative agent, and Bank of America, as syndication agent, Citibank, Bank of America, Goldman Sachs Bank USA and Mizuho Bank, Ltd., as lead arrangers and book runners, and Goldman Sachs Bank USA and Mizuho Bank, Ltd., as documentation agents, entered into a Term Loan Credit Agreement (as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”). The Term Loan Credit Agreement provides for a (1) a $2.0 billion 18-month term loan tranche (the “18-Month Tranche”) and (2) a $2.0 billion 3-year term loan tranche (the “3-Year Tranche”, and together with the 18-Month Tranche, the “Term Loan Credit Facility”), with the commitments under the Bridge Credit Agreement to be automatically reduced by a corresponding amount. The Term Loan Credit Facility is available to finance the payment of the Consideration in connection with the Acquisition, the repayment of certain existing indebtedness of Horizon, and the payment of fees and expenses related to the Acquisition. The commitments under the Term Loan Credit Facility, unless previously terminated, terminate on the earlier of (i) the date on which the Acquisition has been completed and the other purposes of the Term Loan Credit Facility have been achieved without the making of any advances under the Term Loan Credit Facility and (ii) the time after certain mandatory cancellation events occur, including the abandonment of the Acquisition.

Certain Horizon Financial Data

Statement of Income Data	For the Year Ended December 31,			For the Nine Months Ended September 30,
(in thousands)	2019	2020	2021	2021	2022
Net sales	$1,300,029	$2,200,429	$3,226,410	$2,211,946	$2,687,015
TEPEZZA	—	820,008	1,661,299	1,071,681	1,472,200
KRYSTEXXA	342,379	405,849	565,452	395,171	500,069
UPLIZNA	—	—	60,805	35,025	112,855
Net income	$573,020	$389,796	$534,491	$361,309	$401,074

Reconciliation of Operating Cash Flow to Free Cash Flow	For the Year Ended December 31,			For the Nine Months Ended September 30,
(in thousands)	2019	2020	2021	2021	2022
Cash provided by operating activities	$426,332	$555,688	$1,035,271	$496,714	$831,451
Purchases of property, plant and equipment	(17,857)	(169,852)	(76,596)	(59,695)	(39,168)
Free Cash Flow	$408,475	$385,836	$958,675	$437,019	$792,283

The data presented above (the “Horizon Financial Data”) has been taken from the financial statements of Horizon, which were prepared by Horizon and have not been included or incorporated by reference into this prospectus supplement or the prospectus. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to the Horizon Financial Data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this data. Free cash flow is a supplemental financial measure that is not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that presentations of non-GAAP financial measures provide useful supplementary information to and facilitates additional analysis by investors. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included above.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Notes Offered	$24,000,000,000 in aggregate principal amount of notes, consisting of:

•	$2,000,000,000 aggregate principal amount of the 2025 notes;

•	$1,500,000,000 aggregate principal amount of the 2026 notes;

•	$3,750,000,000 aggregate principal amount of the 2028 notes;

•	$2,750,000,000 aggregate principal amount of the 2030 notes;

•	$4,250,000,000 aggregate principal amount of the 2033 notes;

•	$2,750,000,000 aggregate principal amount of the 2043 notes;

•	$4,250,000,000 aggregate principal amount of the 2053 notes; and

•	$2,750,000,000 aggregate principal amount of the 2063 notes.

Maturity Date	2025 notes: March 2, 2025

2026 notes: March 2, 2026

2028 notes: March 2, 2028

2030 notes: March 2, 2030

2033 notes: March 2, 2033

2043 notes: March 2, 2043

2053 notes: March 2, 2053

2063 notes: March 2, 2063

Interest and Payment Dates	2025 notes: 5.250% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2026 notes: 5.507% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2028 notes: 5.150% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2030 notes: 5.250% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2033 notes: 5.250% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2043 notes: 5.600% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2053 notes: 5.650% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

2063 notes: 5.750% per annum, payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning September 2, 2023.

Change of Control Triggering Event	In the event of a change of control triggering event, as defined herein, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of Notes—Change of Control Offer.”

Ranking	The notes will rank:

•

equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our revolving credit agreement (the “Revolving Credit Agreement”), the Term Loan Credit Agreement (if amounts are borrowed to fund the Acquisition), the Bridge Credit Agreement (if amounts are borrowed to fund the Acquisition), our 0.41% bonds due March 2023 (Swiss franc denominated), our 2.25% Senior Notes due August 2023, our 3.625% Senior Notes due May 2024, our 1.90% Senior Notes due February 2025, our 3.125% Senior Notes due May 2025, our 2.00% Senior Notes due February 2026 (euro denominated), our 2.60% Senior Notes due August 2026, our 5.50% Senior Notes due December 2026 (pound sterling denominated), our 2.20% Senior Notes due February 2027, our 3.20% Senior Notes due November 2027, our 1.65% Senior Notes due August 2028, our 3.00% Senior Notes due February 2029, our 4.050% Senior Notes due August 2029, our 4.00% Senior Notes due September 2029 (pound sterling denominated), our 2.45% Senior Notes due February 2030, our 2.30% Senior Notes due 2031, our 2.00% Senior Notes due January 2032, our 3.35% Senior Notes due February 2032, our 4.200% Senior Notes due March 2033, our 6.375% Senior Notes due June 2037, our 6.90% Senior Notes due June 2038, our 6.40% Senior Notes due February 2039, our 3.15% Senior Notes due February 2040, our 5.75% Senior Notes due March 2040, our 2.80% Senior Notes due August 2041, our 4.95% Senior Notes due October 2041, our 5.15% Senior Notes due November 2041, our 5.65% Senior Notes due June 2042, our 5.375% Senior Notes due May 2043, our 4.40% Senior Notes due

May 2045, our 4.563% Senior Notes due June 2048, our 3.375% Senior Notes due February 2050, our 4.663% Senior Notes due June 2051, our 3.00% Senior Notes due January 2052, our 4.20% Senior Notes due February 2052, our 4.875% Senior Notes due March 2053, our 2.77% Senior Notes due September 2053, our 4.40% Senior Notes due February 2062 and our other notes due 2097;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Special Mandatory Redemption	This offering is not conditioned upon the consummation of the Acquisition; however, if (i) the consummation of the Acquisition does not occur on or before the later of (x) January 31, 2024 or (y) such later date to which the Transaction Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (the “Special Mandatory Redemption End Date”), (ii) prior to the Special Mandatory Redemption End Date, the Transaction Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Acquisition, we will be required to redeem the notes of each series then outstanding, other than the 2063 notes, at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined herein). See “Description of Notes—Special Mandatory Redemption.”

Optional Redemption	We may redeem the 2025 notes prior to maturity at our option, at any time in whole or from time to time in part at a redemption price equal to the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement.

We may redeem the 2026 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2026 notes are redeemed before March 2, 2024 (two years prior to the maturity date of the 2026 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2026 notes are redeemed on or after March 2, 2024 (two years prior to the maturity date of the 2026 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2028 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2028 notes are redeemed before February 2, 2028 (one month prior to the maturity date of the 2028 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2028 notes are redeemed on or after February 2, 2028 (one month prior to the maturity date of the 2028 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2030 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2030 notes are redeemed before January 2, 2030 (two months prior to the maturity date of the 2030 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2030 notes are redeemed on or after January 2, 2030 (two months prior to the maturity date of the 2030 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2033 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2033 notes are redeemed before December 2, 2032 (three months prior to the maturity date of the 2033 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2033 notes are redeemed on or after December 2, 2032 (three months prior to the maturity date of the 2033 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2043 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2043 notes are redeemed before September 2, 2042 (six months prior to the maturity date of the 2043 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2043 notes are redeemed on or after September 2, 2042 (six months prior to the maturity date of the 2043 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2053 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2053 notes are redeemed before September 2, 2052 (six months prior to the maturity date of the 2053 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2053 notes are redeemed on or after September 2, 2052 (six months prior to the maturity date of the 2053 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2063 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2063 notes are redeemed before September 2, 2062 (six months prior to the maturity date of the 2063 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2063 notes are redeemed on or after September 2, 2062 (six months prior to the maturity date of the 2063 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Covenants	The notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $23,766,627,500 after deducting the underwriting discounts and our estimated expenses related to the offering. We intend to use the net proceeds from this offering, together with borrowings under the Term Loan Credit Agreement and cash on hand, to pay the Consideration for the Acquisition and the payment of fees and expenses related to the Acquisition and, to the extent that the net proceeds from this offering are not used for such purposes, for general corporate purposes, including, but not limited to, working capital, investments in our business, and upcoming debt maturities.

In the event we are required to redeem the notes of each series, other than the 2063 notes, under the circumstances and at the redemption prices set forth in this prospectus supplement under the heading “Description of Notes—Special Mandatory Redemption,” we intend to use the net proceeds from the offering of the 2063 notes for general corporate purposes, including, but not limited to, working capital, investments in our business, and upcoming debt maturities.

DTC Eligibility

The notes of each series will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of DTC, in New York, New York. Investors may elect to hold interests in the global notes through

DTC and its direct or indirect participants as described in the accompanying prospectus under “Global Securities—Book-Entry; Delivery and Form.”

Form and Denomination	The notes of each series will be issued in minimum denominations of $2,000 and any integral multiple of $1,000.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there are currently no public markets.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Further Issues	We may, without notice to or the consent of the holders or beneficial owners of the notes of any series, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of that series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture.

RISK FACTORS

Prospective investors should carefully consider the following risk factors and the risk factors and assumptions related to our business identified or described in our most recent annual report on Form 10-K, any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

Risks Relating to the Notes

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

The notes are exclusively obligations of Amgen. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

Active trading markets for the notes may not develop.

The notes are new issues of securities for which there are currently no public markets, and no active trading markets might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that active trading markets do not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make markets in the notes.

The liquidity of any markets for the notes will depend upon a number of factors, including the number of holders of the notes, our results of operations and financial condition, the markets for similar securities, the interest of securities dealers in making markets in the notes and other factors. Active or liquid trading markets for the notes may not develop.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the values of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the trading prices for, or liquidity of, the notes.

We are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our financial condition or results of operations, may cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements. The ratings on the notes may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

We may not have sufficient cash to repurchase the notes upon the occurrence of a “change of control triggering event.”

We will be required to offer to repurchase all of the notes upon the occurrence of a “change of control triggering event” (as defined below under “Description of Notes—Change of Control Offer”). We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to repurchase the notes under such circumstances. If we are unable to repurchase the notes upon the occurrence of a change of control triggering event, it would result in an event of default under the indenture governing the notes. A default under the indenture could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

If (i) we do not complete the Acquisition on or prior to the Special Mandatory Redemption End Date, (ii) prior to the Special Mandatory Redemption End Date, the Transaction Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Acquisition, we will be required to redeem the notes of each series then outstanding, other than the 2063 notes, at a special mandatory redemption price and may not have or be able to obtain all the funds necessary to redeem such notes. In addition, if we are required to redeem such notes, you may not obtain your expected return on the redeemed notes.

Our ability to consummate the Acquisition is subject to various closing conditions, certain of which are beyond our control, and we may not be able to consummate the Acquisition within the timeframe specified in “Description of Notes—Special Mandatory Redemption” or at all.

If (i) the consummation of the Acquisition does not occur on or before the Special Mandatory Redemption End Date, (ii) prior to the Special Mandatory Redemption End Date, the Transaction Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Acquisition, we will be required to redeem the notes of each series then outstanding, other than the 2063 notes, at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.” However, there is no escrow account or security interest for the benefit of the noteholders, and it is possible that we will not have sufficient financial resources available to satisfy its obligations to redeem the notes required to be redeemed in connection with the Special Mandatory Redemption (as defined herein). In addition, even if we are able to redeem such notes pursuant to the provisions relating to the Special Mandatory Redemption, you may not obtain your expected return on the notes to be redeemed in connection therewith and may not be able to reinvest the proceeds from the Special Mandatory Redemption in an investment that results in a comparable return. Your decision to invest in such notes is made at the time of the offering of such notes. You will have no rights under the provisions relating to the Special Mandatory Redemption as long as the Acquisition is consummated on or prior to Special Mandatory Redemption End Date, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes (including any material changes) in our business or financial condition or if the terms of the Acquisition or financing thereof change (including in material respects).

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $23,766,627,500 after deducting the underwriting discounts and our estimated expenses related to the offering. We intend to use the net proceeds from this offering, together with borrowings under the Term Loan Credit Agreement and cash on hand, to pay the cash consideration for the Acquisition and the payment of fees and expenses related to the Acquisition and, to the extent that the net proceeds from this offering are not used for such purposes, for general corporate purposes, including, but not limited to, working capital, investments in our business, and upcoming debt maturities.

In the event we are required to redeem the notes of each series, other than the 2063 notes, under the circumstances and at the redemption prices set forth in this prospectus supplement under the heading “Description of Notes—Special Mandatory Redemption,” we intend to use the net proceeds from the offering of the 2063 notes for general corporate purposes, including, but not limited to, working capital, investments in our business, and upcoming debt maturities.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash, cash equivalents and marketable securities and capitalization as of December 31, 2022. The table is presented:

•	on an actual basis; and

•	as adjusted to reflect the proceeds to us from the sale of the notes pursuant to this offering.

	As of December 31, 2022
	Actual	As Adjusted
	(unaudited)
	(in millions)
Cash, cash equivalents and marketable securities	$9,305	$33,072

Current portion of long-term debt:
Bonds due March 2023 (0.41%) (Swiss franc denominated)	757	757
Senior notes due August 2023 (2.25%)	750	750
Unamortized bond discounts and issuance costs	—	(22)
Fair value adjustments	82	82
Other	2	2

Total current portion of long-term debt	1,591	1,569
Non-current portion of long-term debt:
Bridge Credit Agreement	—	—
Senior notes due May 2024 (3.625%)	1,400	1,400
Term Loan Credit Agreement	—	—
Senior notes due February 2025 (1.90%)	500	500
Senior notes due May 2025 (3.125%)	1,000	1,000
Senior notes due February 2026 (2.00%) (euro denominated)	803	803
Senior notes due August 2026 (2.60%)	1,250	1,250
Senior notes due December 2026 (5.50%) (pound sterling denominated)	574	574
Senior notes due February 2027 (2.20%)	1,724	1,724
Senior notes due November 2027 (3.20%)	1,000	1,000
Senior notes due August 2028 (1.65%)	1,234	1,234
Senior notes due February 2029 (3.00%)	750	750
Senior notes due August 2029 (4.050%)	1,250	1,250
Senior notes due September 2029 (4.00%) (pound sterling denominated)	846	846
Senior notes due February 2030 (2.45%)	1,250	1,250
Senior notes due February 2031 (2.30%)	1,250	1,250
Senior notes due January 2032 (2.00%)	1,051	1,051
Senior notes due February 2032 (3.35%)	1,000	1,000
Senior notes due March 2033 (4.20%)	750	750
Senior notes due June 2037 (6.375%)	478	478
Senior notes due June 2038 (6.90%)	254	254
Senior notes due February 2039 (6.40%)	333	333
Senior notes due February 2040 (3.15%)	2,000	2,000
Senior notes due March 2040 (5.75%)	373	373
Senior notes due August 2041 (2.80%)	1,110	1,110
Senior notes due October 2041 (4.95%)	600	600
Senior notes due November 2041 (5.15%)	729	729
Senior notes due June 2042 (5.65%)	415	415
Senior notes due May 2043 (5.375%)	185	185
Senior notes due May 2045 (4.40%)	2,250	2,250
Senior notes due June 2048 (4.563%)	1,415	1,415

	As of December 31, 2022
	Actual	As Adjusted
	(unaudited)
	(in millions)
Senior notes due February 2050 (3.375%)	2,250	2,250
Senior notes due June 2051 (4.663%)	3,541	3,541
Senior notes due January 2052 (3.00%)	1,254	1,254
Senior notes due February 2052 (4.20%)	1,000	1,000
Senior notes due March 2053 (4.875%)	1,000	1,000
Senior notes due September 2053 (2.77%)	940	940
Senior notes due February 2062 (4.40%)	1,250	1,250
Senior notes due 2025 offered hereby	—	2,000
Senior notes due 2026 offered hereby	—	1,500
Senior notes due 2028 offered hereby	—	3,750
Senior notes due 2030 offered hereby	—	2,750
Senior notes due 2033 offered hereby	—	4,250
Senior notes due 2043 offered hereby	—	2,750
Senior notes due 2053 offered hereby	—	4,250
Senior notes due 2063 offered hereby	—	2,750
Other notes due 2097	100	100
Unamortized bond discounts, premiums and issuance costs, net	(1,246)	(1,457)
Fair value adjustments	(519)	(519)
Other	10	10

Total non-current portion of long-term debt	37,354	61,143

Total debt	$38,945	$62,712

Stockholders’ equity:
Preferred stock	$—	$—
Common stock and additional paid-in capital	32,514	32,514
Accumulated deficit	(28,622)	(28,622)
Accumulated other comprehensive loss	(231)	(231)

Total stockholders’ equity	3,661	3,661

Total capitalization	$42,606	$66,373

DESCRIPTION OF NOTES

The following discussion of the terms of the notes (as defined below) supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

We will issue the 5.250% Senior Notes due 2025 (the “2025 notes”), the 5.507% Senior Notes due 2026 (the “2026 notes”), the 5.150% Senior Notes due 2028 (the “2028 notes”), the 5.250% Senior Notes due 2030 (the “2030 notes”), the 5.250% Senior Notes due 2033 (the “2033 notes”), the 5.600% Senior Notes due 2043 (the “2043 notes”), the 5.650% Senior Notes due 2053 (the “2053 notes”) and the 5.750% Senior Notes due 2063 (the “2063 notes” and, together with the 2025 notes, the 2026 notes, the 2028 notes, the 2030 notes, the 2033 notes, the 2043 notes and the 2053 notes, the “notes”) under an indenture, dated as of May 22, 2014 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), and an officer’s certificate to be dated as of March 2, 2023. The notes will each be a separate series of notes under the indenture. We may issue additional notes under the indenture.

The following summary of certain provisions of the indenture, the officer’s certificates and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, the officer’s certificate and the notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the indenture, the officer’s certificate and the notes because they, and not this description, define your rights as holders of the notes. You may obtain a copy of the indenture and the officer’s certificate (which include forms of the notes) from us upon request, as set forth under “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement.

As used in this discussion under the heading “Description of Notes,” unless otherwise specified, the terms “Amgen,” “we,” “our,” and “us” refer solely to Amgen Inc. and not its subsidiaries.

General

•	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other unsecured senior indebtedness, whether currently existing or hereafter created; and

•

the 2025 notes will pay interest at the rate of 5.250% per annum, the 2026 notes will pay interest at the rate of 5.507% per annum, the 2028 notes will pay interest at the rate of 5.150% per annum, the 2030 notes will pay interest at the rate of 5.250% per annum, the 2033 notes will pay interest at the rate of 5.250% per annum, the 2043 notes will pay interest at the rate of 5.600% per annum, the 2053 notes will pay interest at the rate of 5.650% per annum and the 2063 notes will pay interest at the rate of 5.750% per annum, which, in each case, shall be payable in cash semi-annually in arrears on March 2 and September 2 of each year, beginning on September 2, 2023 and which interest will initially accrue from the date of issuance and thereafter from the last date on which interest has been paid.

We may, without notice to or the consent of the holders or beneficial owners of the notes of any series, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of that series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture.

The notes are redeemable prior to maturity as described below under the headings “—Special Mandatory Redemption” and “—Optional Redemption.” The notes do not have the benefit of any sinking funds. The notes of each series will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000. Each series of notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC. See “Global Securities—Book-Entry; Delivery and Form” in the accompanying prospectus.

Payments on the notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the notes will be made in U.S. dollars at the office or agency maintained by us in the Borough of Manhattan, The City of New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, if certificated notes (as defined below) are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account designated in writing to the trustee. You may present the notes for registration of transfer and exchange, without service charge (but we may require a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange), at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of certificated notes will be registrable, and notes will be exchangeable for notes of other denominations of an equal aggregate principal amount, at such office or agency.

Interest

The 2025 notes will accrue interest at a rate of 5.250% per annum, the 2026 notes will accrue interest at a rate of 5.507% per annum, the 2028 notes will accrue interest at a rate of 5.150% per annum, the 2030 notes will accrue interest at a rate of 5.250% per annum, the 2033 notes will accrue interest at a rate of 5.250% per annum, the 2043 notes will accrue interest at a rate of 5.600% per annum, the 2053 notes will accrue interest at a rate of 5.650% per annum and the 2063 notes will accrue interest at a rate of 5.750% per annum. The notes of each series will accrue interest on their respective stated principal amounts from March 2, 2023, or, in each case, from the most recent interest payment date on which interest has been paid or duly provided for. Accrued and unpaid interest on each series of the notes will be payable in cash semi-annually in arrears on March 2 and September 2 of each year, commencing on September 2, 2023. In each case, interest will be paid to the holder in whose name a note is registered at the close of business on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a Business Day.

The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest, principal or premium is payable on the notes is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Ranking

The notes will be senior unsecured obligations of Amgen. The notes will rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our Revolving Credit Agreement, our Term Loan Credit Agreement (if

amounts are borrowed to fund the Acquisition), our Bridge Credit Agreement (if amounts are borrowed to fund the Acquisition), our 0.41% bonds due March 2023 (Swiss franc denominated), our 2.25% Senior Notes due August 2023, our 3.625% Senior Notes due May 2024, our 1.90% Senior Notes due February 2025, our 3.125% Senior Notes due May 2025, our 2.00% Senior Notes due February 2026 (euro denominated), our 2.60% Senior Notes due August 2026, our 5.50% Senior Notes due December 2026 (pound sterling denominated), our 2.20% Senior Notes due February 2027, our 3.20% Senior Notes due November 2027, our 1.65% Senior Notes due August 2028, our 3.00% Senior Notes due February 2029, our 4.050% Senior Notes due August 2029, our 4.00% Senior Notes due September 2029 (pound sterling denominated), our 2.45% Senior Notes due February 2030, our 2.30% Senior Notes due February 2031, our 2.00% Senior Notes due January 2032, our 3.35% Senior Notes due February 2032, our 4.200% Senior Notes due March 2033, our 6.375% Senior Notes due June 2037, our 6.90% Senior Notes due June 2038, our 6.40% Senior Notes due February 2039, our 3.15% Senior Notes due February 2040, our 5.75% Senior Notes due March 2040, our 2.80% Senior Notes due August 2041, our 4.95% Senior Notes due October 2041, our 5.15% Senior Notes due November 2041, our 5.65% Senior Notes due June 2042, our 5.375% Senior Notes due May 2043, our 4.40% Senior Notes due May 2045, our 4.563% Senior Notes due June 2048, our 3.375% Senior Notes due February 2050, our 4.663% Senior Notes due June 2051, our 3.00% Senior Notes due January 2052, our 4.20% Senior Notes due February 2052, our 4.875% Senior Notes due March 2053, our 2.77% Senior Notes due September 2053, our 4.40% Senior Notes due February 2062 and our other notes due 2097;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The notes and the indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.

Special Mandatory Redemption

If (i) the consummation of the Acquisition does not occur on or before the later of (x) January 31, 2024 or (y) such later date to which the Transaction Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (the “Special Mandatory Redemption End Date”), (ii) prior to the Special Mandatory Redemption End Date, the Transaction Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Acquisition (the earlier of the date of delivery of such notice described in clause (iii), the Special Mandatory Redemption End Date and the date the Transaction Agreement is terminated, the “Special Mandatory Redemption Trigger Date”), we will be required to redeem the notes of each series then outstanding, other than the 2063 notes (such redemption, the “Special Mandatory Redemption”), at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).

In the event that we become obligated to redeem the notes of any series pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than five Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the trustee of the Special Mandatory Redemption and the date upon which such notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no earlier than the third Business Day and no later than 30 days following the date of such notice) together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of notes to be redeemed. The trustee will then promptly mail, or deliver electronically if such notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

Optional Redemption

We may redeem the 2025 notes prior to maturity at our option, at any time in whole or from time to time in part at a redemption price equal to the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any.

We may redeem the 2026 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2026 notes are redeemed before March 2, 2024 (two years prior to the maturity date of the 2026 notes (the “2026 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2026 notes are redeemed on or after the 2026 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2028 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2028 notes are redeemed before February 2, 2028 (one month prior to the maturity date of the 2028 notes (the “2028 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2028 notes are redeemed on or after the 2028 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2030 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2030 notes are redeemed before January 2, 2030 (two months prior to the maturity date of the 2030 notes (the “2030 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2030 notes are redeemed on or after the 2030 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2033 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2033 notes are redeemed before December 2, 2032 (three months prior to the maturity date of the 2033 notes (the “2033 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2033 notes are redeemed on or after the 2033 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2043 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2043 notes are redeemed before September 2, 2042 (six months prior to the maturity date of the 2043 notes (the “2043 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2043 notes are redeemed on or after the 2043 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2053 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2053 notes are redeemed before September 2, 2052 (six months prior to the maturity date of the 2053 notes (the “2053 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2053 notes are redeemed on or after the 2053 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2063 notes prior to maturity at our option, at any time in whole or from time to time in part. If the 2063 notes are redeemed before September 2, 2062 (six months prior to the maturity date of the 2063 notes (the “2063 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount, if any. If the 2063 notes are redeemed on or after the 2063 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

If less than all the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected as follows: (a) if the notes are in the form of global securities, in accordance with the procedures of the applicable depositary; (b) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or (c) if not otherwise provided for under clause (a) or (b) in the manner that the trustee deems fair and appropriate, including by lot or other method, unless otherwise required by law or applicable stock exchange requirements, subject, in the case of global securities, to the applicable rules and procedures of the applicable depositary. The notes to be redeemed shall be selected from notes of that series not previously called for redemption. Portions of the principal amount of the notes of that series that have denominations larger than $2,000 may be selected for redemption. Notes of that series and portions of them selected for redemption shall be in amounts of $2,000 or whole multiples of $1,000. Provisions of the indenture that apply to notes called for redemption also apply to portions of those notes called for redemption.

If we give notice as provided in the indenture and funds for the redemption of any notes called for redemption sufficient to pay the redemption price have been deposited with the paying agent on or before 11:00 a.m., New York time, on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

Upon surrender of a note that is redeemed in part, we shall execute and the trustee shall authenticate for the holder a new note of the same series and the same maturity equal in principal amount to the unredeemed portion of the note surrendered.

We will give notice of any optional redemption to the registered holders of notes at least 10 but not more than 60 days before a redemption date. The notice shall identify the notes to be redeemed and shall state:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•

if any notes are being redeemed in part, the portion of the principal amount of such notes to be redeemed and that, after the redemption date and upon surrender of such notes, a new note or notes in principal amount equal to the unredeemed portion of the original note shall be issued in the name of the holder of the notes thereof upon cancellation of the original note;

•	that the notes called for redemption must be surrendered to the paying agent to collect the redemption price;

•	that interest on the notes called for redemption ceases to accrue on and after the redemption date unless we default in the deposit of the redemption price;

•	the CUSIP number of the notes; and

•	any conditions to redemption.

At our request, the trustee shall give the notice of redemption in our name and at our expense.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event, a notice will be provided to holders of the notes describing the transaction that constitutes the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “change of control payment date”); provided, however, that in no event will the change of control payment date occur prior to the date 90 days following the first issue date of the notes.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of the applicable series validly tender and do not withdraw such notes in a change of control offer and we, or any third party making such an offer in lieu of us, purchases all of the notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the change of control offer described above, to redeem all notes that remain outstanding following such purchase on a date specified in such notice (the “second change of control payment date”) and at a price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the second change of control payment date.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than our company or one of our subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons or groups (other than our company or one of our subsidiaries), provided that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own our voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; or (3) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (1) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Group” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the applicable series of notes is lowered by both of the rating agencies and the applicable series of notes is rated below an investment grade rating by both of the rating agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Covenants

Limitation on Liens

We will not, nor will we permit any of our Subsidiaries to, create or incur any Lien on any of our or their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that each series of notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the first issue date of the notes;

(2) Liens granted after the first issue date of the notes on any of our or our Subsidiaries’ Properties securing our Indebtedness created in favor of the holders of the notes;

(3) Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing any series of notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, unless:

(1) such transaction was entered into prior to the first issue date of the notes;

(2) such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

(3) such transaction involves a lease for less than three years;

(4) we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(5) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our or any of our Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may, or may cause any of our Subsidiaries to, deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and any of our Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale and leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Acquisition” means the acquisition by Pillartree Limited (the “Acquirer Sub”), a private limited company wholly owned by us, of the entire issued and to be issued ordinary share capital of Horizon Therapeutics plc (“Horizon”), an Irish public limited company, pursuant to the Transaction Agreement (as defined below) and a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014.

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction; and

(2)

the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Bridge Credit Agreement” means the Bridge Credit Agreement, dated as of December 12, 2022, among us, Citibank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent, and Citibank, N.A. and Bank of America, N.A., as lead arrangers and book runners, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in the City of New York, New York (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of us and our Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement, the Term Loan Credit Agreement and the Bridge Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Exempted Debt” means the sum of the following as of the date of determination:

(1)	our Indebtedness incurred after the first issue date of the notes and secured by Liens not permitted by the first sentence under “—Limitation on Liens” above; and

(2)

our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the first issue date of the notes pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” above.

“Finance Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “finance lease” on the balance sheet of that Person prepared in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other documents by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Governmental Agency” means:

(1)	any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3)	any court or administrative tribunal; and

(4)	with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Finance Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made (in the case of notes with a par call date, calculated as if the maturity date of such series of notes was the par call date relating to such series of notes), over (2) the aggregate principal amount of the notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third Business Day preceding the date of redemption) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

“Permitted Liens” means:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

(3)

Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any joint venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4)

(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Finance Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6)

Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8)	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

(9)

Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

(11)	pre-existing Liens on assets acquired by us or any of our Subsidiaries after the first issue date of the notes;

(12)	Liens in our favor or the favor of any of our Subsidiaries;

(13)

inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14)

statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(15)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16)

Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(17)	Liens consisting of deposits of Property to secure our statutory obligations or statutory obligations of any of our Subsidiaries in the ordinary course of its business;

(18)

Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we or any of our Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19)

purchase money Liens or purchase money security interests upon or in any Property acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20)

Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Internal Revenue Code of 1986, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21)	Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Reinvestment Rate” means, for the 2025 notes, 0.100%, for the 2026 notes, 0.200%, for the 2028 notes, 0.200%, for the 2030 notes, 0.250%, for the 2033 notes, 0.250%, for the 2043 notes, 0.250%, for the 2053 notes, 0.300% and for the 2063 notes, 0.300%, in each case plus the weekly yield for the most recent week set forth in the most recent Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity (in the case of notes with a par call date, assuming that the notes matured on their applicable par call date), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Revolving Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 12, 2019, among us, the banks therein named, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citibank, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book runners, as such agreement may be further amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Statistical Release” means the statistical release designated “H.15” or any comparable online data source or publication which is made available by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by us.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of December 22, 2022, among us, Citibank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent, Citibank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, and Mizuho Bank, Ltd., as lead arrangers and book runners, and Goldman Sachs Bank USA and Mizuho Bank, Ltd. as documentation agents, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Transaction Agreement” means that certain Transaction Agreement, dated as of December 11, 2022, by and among us, the Acquirer Sub and Horizon, as amended, supplemented, restated or otherwise modified from time to time.

Events of Default

Event of default means, with respect to each series of notes, any of the following:

•

default in the payment of any interest on the notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with the principal paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the notes of that series at their maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than defaults pursuant to the previous two bullet points above or pursuant to a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series of notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding notes of the affected series as provided in the indenture; or

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company.

No event of default with respect to the notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

If an event of default with respect to a series of notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of our company), then the trustee or the holders of not less than a majority in principal amount of the outstanding notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities issued under the indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities, including the notes. At any time after a declaration of acceleration with respect to a series of notes has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes of that series may, by written notice to us and the trustee, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the notes of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture unless, among other things:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series; and

•

the holders of at least a majority in principal amount of the outstanding notes of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of any such payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. If a default or event of default occurs and is continuing with respect to notes of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of the notes of that series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in the case of a default or event of default in payment of principal of or interest on any note of that series) with respect to notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Modification and Waiver

We and the trustee may modify and amend the indenture or notes of any series without the consent of any holder of notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant described below under the heading “—Consolidation, Merger and Sale of Assets;”

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to notes of any series or secure notes of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of notes of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that would not adversely affect the rights of any holder of notes in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of additional notes of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected note then outstanding if that amendment will:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including any additional amounts) on the notes;

•	reduce the principal of or premium on or change the fixed maturity of the notes;

•

waive a default in the payment of the principal of, premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on the notes payable in currency other than that stated in the notes;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of, premium and interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any note of that series; provided, however, that the holders of a majority in principal amount of the outstanding notes of the affected series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of notes contained in this prospectus supplement will be deemed to adversely affect the interests of the holders of the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•

we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, pursuant to a supplemental indenture, our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture.

Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Defeasance and Covenant Defeasance

Legal Defeasance

The indenture provides that we may be discharged from any and all obligations in respect of the notes (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants set forth in this prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes, which we refer to as a “covenant defeasance.”

The conditions include:

•

depositing with the trustee money or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of the notes and the notes of that series are declared due and payable because of the occurrence of any event of default, the amount of money or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under the indenture.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, will be governed by the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, U.S. Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to alternative minimum taxes;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the applicable series of notes is sold to the public for cash) and assumes each series of the notes is issued at a price that does not reflect an amount equal to or more than a statutorily defined de minimis amount of original issue discount. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity or arrangement taxable as a partnership holds the notes, the tax treatment of the partners in the partnership will generally depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their own tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY

TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption,” “Description of Notes— Change of Control Offer” and “Description of Notes – Special Mandatory Redemption”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts paid to a holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of Notes” or “—Non-U.S. Holders—Sale or Other Taxable Disposition of Notes” (as applicable). Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” for U.S. federal income tax purposes can control all substantial trust decisions, or, if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest as discussed above in “—U.S. Holders—Payments of Interest”) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of the sale or other taxable disposition. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes or upon the proceeds received upon the sale or other taxable disposition of such notes (including a redemption or retirement of the notes). Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally exempt from information reporting and backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “non-U.S. Holder” of the notes. A “non-U.S. Holder” is a beneficial owner of the notes who is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest that is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	the non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

the non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a United States person for U.S. federal income tax purposes and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the non-U.S. Holder provides us or the paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. Holder provides appropriate certification), the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits, as adjusted for certain items, may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. A non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition of Notes

Any gain realized by a non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “—Non-U.S. Holders—Payments of Interest”) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other taxable disposition, and certain conditions are met.

A non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition of a note which may be offset by certain U.S.-source capital losses, even though the non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made to the non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such holder is a United States person for U.S. federal income tax purposes, and the holder has provided the statement described above under “—Non-U.S. Holders—Payments of Interest.” In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Backup withholding is not an additional tax. A non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% withholding tax may be imposed on interest on debt securities paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2026 Notes	Principal Amount of 2028 Notes	Principal Amount of 2030 Notes	Principal Amount of 2033 Notes	Principal Amount of 2043 Notes	Principal Amount of 2053 Notes	Principal Amount of 2063 Notes
Citigroup Global Markets Inc.	$497,500,000	$373,125,000	$932,812,500	$684,062,500	$1,057,187,500	$684,062,500	$1,057,187,500	$684,062,500
BofA Securities, Inc.	$397,500,000	$298,125,000	$745,312,500	$546,562,500	$844,687,500	$546,562,500	$844,687,500	$546,562,500
Goldman Sachs & Co. LLC	$187,500,000	$140,625,000	$351,562,500	$257,812,500	$398,437,500	$257,812,500	$398,437,500	$257,812,500
Mizuho Securities USA LLC	$187,500,000	$140,625,000	$351,562,500	$257,812,500	$398,437,500	$257,812,500	$398,437,500	$257,812,500
BNP Paribas Securities Corp.	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
Credit Suisse Securities (USA) LLC	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
Deutsche Bank Securities Inc.	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
HSBC Securities (USA) Inc.	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
MUFG Securities Americas Inc.	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
RBC Capital Markets, LLC	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
SMBC Nikko Securities America, Inc.	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
Wells Fargo Securities, LLC	$87,400,000	$65,550,000	$163,875,000	$120,175,000	$185,725,000	$120,175,000	$185,725,000	$120,175,000
Academy Securities, Inc.	$5,600,000	$4,200,000	$10,500,000	$7,700,000	$11,900,000	$7,700,000	$11,900,000	$7,700,000
AmeriVet Securities, Inc.	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000
Blaylock Van, LLC	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000
Cabrera Capital Markets, LLC	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000
CastleOak Securities, L.P.	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000
Independence Point Securities LLC	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000
Penserra Securities LLC	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000
R. Seelaus & Co., LLC	$3,600,000	$2,700,000	$6,750,000	$4,950,000	$7,650,000	$4,950,000	$7,650,000	$4,950,000

Total:	$2,000,000,000	$1,500,000,000	$3,750,000,000	$2,750,000,000	$4,250,000,000	$2,750,000,000	$4,250,000,000	$2,750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.10% of the principal amount of the 2025 notes, 0.15% of the principal amount of the 2026 notes, 0.20% of the principal amount of the 2028 notes, 0.20% of the principal amount of the 2030 notes, 0.25% of the principal amount of the 2033 notes, 0.45% of the principal amount of the 2043 notes, 0.50% of the principal amount of the 2053 notes and 0.50% of the principal amount of the 2063 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.05% of the principal amount of the 2025 notes, 0.10% of the principal amount of the 2026 notes, 0.10% of the principal amount of the 2028 notes, 0.15% of the principal amount of the 2030 notes, 0.15% of the principal amount of the 2033 notes, 0.25% of the principal amount of the 2043 notes, 0.30% of the principal amount of the 2053 notes and 0.30% of the principal amount of the 2063 notes. If all the notes are not sold at their initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes of each series are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes of each series but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes of any series than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of such notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made to investors on or about March 2, 2023, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next two succeeding business days should consult their advisors.

We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $25.9 million. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other commercial dealings in the ordinary course of business for us, for which they received or will receive customary fees, commissions and expenses. Some of the underwriters or their affiliates have committed as lenders under the Bridge Credit Facility and/or the Term Loan Credit Facility, and in some cases are agents or managers for the lenders thereto. The commitments under the Bridge Credit Facility will be reduced by an amount equal to the net cash proceeds from this offering. Additionally, Citigroup Global Markets Inc. or its affiliate is serving as a financial advisor to us in connection with the Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) (in each case a “Relevant State”). For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. Each person in a Relevant State who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the issuer that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” as defined in the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to MiFID II subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated

Directive (EU) 2017/593 (“Delegated Directive”). Neither the issuer nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

In addition, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at: (i) in the UK, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or persons falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the UK; and (iii) any other persons to whom it may otherwise lawfully be distributed (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, and will be engaged in only with, relevant persons.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the issuer that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” as defined in the UK Prospectus Regulation; and (2) not a “retail investor” as defined above.

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels. Neither the issuer nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong or an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong)), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in South Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in Switzerland. For these purposes, a retail investor means a person who is a retail client as defined in Article 4 of the FinSA. Consequently, no key information document required by the PRIIPS Regulation (or any equivalent document under the FinSA) has been or will be prepared in relation to any notes and therefore, any notes with a derivative character within the meaning of article 86 (2) of the Swiss Financial Services Ordinance may not be offered or recommended to private clients within the meaning of the FinSA in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Latham & Watkins LLP. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, Menlo Park, California.

PROSPECTUS

AMGEN INC.

Debt Securities

Common Stock

Preferred Stock

Warrants to Purchase Debt Securities, Common Stock, Preferred Stock

or Depositary Shares

Rights to Purchase Common Stock or Preferred Stock

Securities Purchase Contracts

Securities Purchase Units

Depositary Shares

Common Stock

Offered by the Selling Securityholders

We may offer and sell the securities identified above, and the selling securityholders may offer and sell shares of common stock identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The securities may be offered directly by us through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AMGN.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2023.

i

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless stated otherwise or unless the context otherwise requires, references in this prospectus to “Amgen,” “we,” “us” and “our” refer to Amgen Inc., a company incorporated in Delaware, and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may sell from time to time in one or more offerings debt securities; common stock; preferred stock; warrants to purchase debt securities, common stock, preferred stock or depositary shares; rights to purchase common stock or preferred stock; securities purchase contracts; securities purchase units; and depositary shares. In addition, the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell shares of common stock from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplements or free writing prospectus, as applicable, may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectus) prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus supplement contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, regulatory activities, clinical trial results, reimbursement, expenses, earnings per share, liquidity and capital resources, trends, planned dividends, stock repurchases and restructuring plans. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” below.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. We maintain a website at www.amgen.com. These website addresses, and the website addresses included in any documents incorporated by reference herein, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 9, 2023;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed on April 5, 2022;

•	Our Current Report on Form 8-K filed on January 31, 2023 (excluding Item 2.02 thereto); and

•

The descriptions of our common stock contained in our registration statements on Form 8-A filed with the SEC on September 7, 1983 and on April 1, 1993, including any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

AMGEN INC.

We are committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

We focus on areas of high unmet medical need and leverage our expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer, we have grown to be one of the world’s leading independent biotechnology companies, have reached millions of patients around the world and are developing a pipeline of medicines with breakaway potential.

Amgen Inc. was incorporated in California in 1980 and became a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our telephone number is (805) 447-1000. Our website is located at www.amgen.com. On our website, investors can find press releases, financial filings and other information about us. The SEC website, www.sec.gov, also offers access to reports and documents we have electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and on the SEC’s website is not intended to be a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been filed as an exhibit to the registration statement that we have filed with the SEC. We encourage you to read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of default” means, with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of at least a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a default or event of default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of the securities of that series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our common stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	2,750,000,000 shares of common stock, $0.0001 par value; and

•	5,000,000 shares of preferred stock, $0.0001 par value.

The only equity securities currently outstanding are shares of common stock. As of February 6, 2023, there were approximately 534 million shares of common stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our stockholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our outstanding shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “AMGN.”

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We began paying quarterly cash dividends in 2011. We expect to continue to pay quarterly dividends, although the amount and timing of any future dividends are subject to approval by our Board of Directors.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase debt securities, preferred stock or common stock or depositary shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of U.S. federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants;

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

•	the exercise price.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities, such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of U.S. federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	if applicable, a discussion of U.S. federal income tax, accounting or other considerations applicable to the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and, as security for the holders’ obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as part of units consisting of a debt purchase contract and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material U.S. federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock (to be set forth in the prospectus supplement relating to a particular series of preferred stock). In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy. So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an event of default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Amgen Inc. appearing in Amgen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the schedule appearing therein), and the effectiveness of Amgen Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of Amgen Inc. Certain employees of Latham & Watkins LLP and members of their families and other related persons own shares of our common stock. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

$2,000,000,000 5.250% Senior Notes due 2025

$1,500,000,000 5.507% Senior Notes due 2026

$3,750,000,000 5.150% Senior Notes due 2028

$2,750,000,000 5.250% Senior Notes due 2030

$4,250,000,000 5.250% Senior Notes due 2033

$2,750,000,000 5.600% Senior Notes due 2043

$4,250,000,000 5.650% Senior Notes due 2053

$2,750,000,000 5.750% Senior Notes due 2063

Prospectus Supplement

Joint Book-Running Managers

Citigroup

BofA Securities

Goldman Sachs & Co. LLC

Mizuho

BNP PARIBAS

Credit Suisse

Deutsche Bank Securities

HSBC

MUFG

RBC Capital Markets

SMBC Nikko

Wells Fargo Securities

Co-Managers

Academy Securities

AmeriVet Securities

Blaylock Van, LLC

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Independence Point Securities LLC

Penserra Securities

R. Seelaus & Co., LLC

February 15, 2023